Vanguard Growth and Income Fund
                     Investment Advisory Agreement Addendum

                             Effective July 1, 2006

This Addendum amends Section 7 of the Investment Advisory Agreement dated April 1, 1996, and amended May 1, 1998, between Vanguard Quantitative Funds (fka, Vanguard Quantitative Portfolios, Inc.) (the "Trust"), and Franklin Portfolio Associates, LLC ("FPA," or the "Advisor") for the management of Vanguard Growth and Income Fund, a series of the Trust (the "Fund"), as follows:

A. AMENDMENT

The following shall replace the first paragraph of Section 7 of the Agreement in its entirety:

7. COMPENSATION OF THE ADVISOR. For services to be rendered by the Advisor as provided in this Agreement, the Fund shall pay to the Advisor at the end of the Fund's fiscal quarters, a Basic Fee calculated by applying a quarterly rate, based on the following annual percentage rates, to the FPA Portfolio's average daily net assets for the quarter:

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                         ANNUAL PERCENTAGE RATE SCHEDULE
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B. MISCELLANEOUS

Except as specifically amended hereby, all of the terms and conditions of the Investment Advisory Agreement are unaffected and shall continue to be in full force and effect and shall be binding upon the parties in accordance with its terms. In particular, and notwithstanding Section A of this Amendment, the performance adjustment will continue to be applied to an asset-base that is calculated using the average month-end net assets over the applicable performance period.

FRANKLIN PORTFOLIO ASSOCIATES, LLC       VANGUARD QUANTITATIVE FUNDS



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